EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 2004 (March 14, 2005 as to Note 13), relating to the financial statements of Huttig Building Products, Inc. appearing in the Annual Report on Form 10-K of Huttig Building Products, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
December 20, 2005